Consent of Independent Auditors

We consent to the reference to our firm under the captions "Experts" and "Financial Statements" and to the use of our report dated February 3, 2000 with respect to the consolidated financial statements of Business Men's Assurance Company of America and our report dated February 3, 2000 with respect to the financial statements of BMA Variable Annuity Account A included in the Post-Effective Amendment No. 8 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333-32887) and the related Statement of Additional Information accompanying the Prospectus of BMA Variable Annuity Account A.


                                  /S/ ERNST & YOUNG LLP
                                   Ernst & Young LLP


Kansas City, Missouri
April 28, 2000